Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

November 14, 2005

FTI Consulting, Inc.

900 Bestgate Road, Suite 100

Annapolis, Maryland 21401

Re:   Exchange Offer for Securities of FTI Consulting, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) of FTI Consulting, Inc., a Maryland corporation (the “Company”), in connection with the proposed offer (the “Exchange Offer”) to exchange any and all of the Company’s outstanding 7 5/8% Senior Notes due 2013 (the “Old Notes”) for the Company’s 7 5/8% Senior Notes due 2013 (the “Exchange Notes”) that are being registered pursuant to the Registration Statement, which Exchange Notes will be guaranteed (the “Guarantees”) by each of the parties listed on Schedule I hereto (the “Maryland Guarantors”), Teklicon, Inc., a California corporation (“Teklicon” and, together with the Maryland Guarantors, the “Opinion Guarantors”) and Technology & Financial Consulting, Inc., a Texas corporation (“Technology & Financial Consulting” and, together with the Opinion Guarantors, the “Guarantors”).

We are of the opinion that:

1. The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes and upon the authentication of the certificate or certificates representing the Exchange Notes by a duly authorized signatory of the Trustee, such Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific

FTI Consulting, Inc.

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performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2. The Guarantees to be issued by the Opinion Guarantors have been duly authorized by all necessary corporate or other action, as applicable, on the part of the Opinion Guarantors and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes and upon the authentication of the certificate or certificates representing the Exchange Notes by a duly authorized signatory of the Trustee, the Guarantee of each Guarantor will be a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

For purposes of our opinion in paragraph 2 above, we have assumed that Technology & Financial Consulting has duly authorized the Guarantees.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included as part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP

FTI Consulting, Inc.

Page 3 – November 14, 2005

SCHEDULE I

MARYLAND GUARANTORS

FTI, LLC, a Maryland limited liability company

FTI Repository Services, LLC, a Maryland limited liability company

Lexecon, LLC, a Maryland limited liability company

FTI Cambio LLC, a Maryland limited liability company

FTI IP, LLC, a Maryland limited liability company